THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE ONLY BY THE OFFER TO PURCHASE, DATED JULY 31, 2002, AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE OFFER WILL BE MADE TO ALL HOLDERS OF SHARES, EXCEPT THAT IT WILL NOT BE MADE TO (AND TENDERS WILL NOT BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARESIN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR ANY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT THERETO. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY, OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER (AS DEFINED BELOW) BY GEORGESON SHAREHOLDER SECURITIES CORPORATION, THE DEALER MANAGER OF THIS OFFER, OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THAT JURISDICTION.

                 NOTICE OF OFFER TO PURCHASE FOR CASH ALL OF THE
                       OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                LANTE CORPORATION
                                       AT
                                 $1.10 PER SHARE
                                       BY
                              SBI ACQUISITION CORP.
                            A WHOLLY-OWNED SUBSIDIARY
                                       OF
                                 SBI AND COMPANY

      SBI Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of SBI and Company, a Utah corporation ("SBI" which may, where appropriate, include the Purchaser as SBI's wholly-owned subsidiary), is offering to purchase all of the outstanding shares of common stock of Lante Corporation, a Delaware corporation ("Lante"), par value $0.01 per share (the "Shares"), at $1.10 per Share, or any higher price per Share paid in the Offer (the "Offer Price"), payable to the tendering stockholder in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 31, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Except as set forth in the Letter of Transmittal, tendering stockholders who have Shares registered in their names and who tender directly to Alpine Fiduciary Services, Inc. (the "Depositary") will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Georgeson Shareholder Securities Corporation (the "Dealer Manager"), the Depositary and Georgeson Shareholder Communications, Inc. (the "Information Agent") incurred in connection with the Offer. The Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in Lante. Following consummation of the Offer, the Purchaser intends to effect the merger described below.

      The Offer is being made pursuant to an Acquisition Agreement and Agreement and Plan of Merger, dated as of July 18, 2002 (the "Acquisition Agreement"), by and among SBI, the Purchaser and Lante, pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into Lante and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into Lante, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger." At the effective time of the Merger, each Share then outstanding (other than Shares held by SBI, the Purchaser, Lante or any other wholly-owned subsidiary of SBI or Lante and other than Shares in respect of which appraisal rights are exercised in accordance with Delaware law) will be canceled and retired and converted into the right to receive the Offer Price in cash payable to the holder thereof without interest.

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON AUGUST 28, 2002, UNLESS THE OFFER IS EXTENDED.

      THE BOARD OF DIRECTORS OF LANTE HAS: (1) DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF LANTE AND ITS STOCKHOLDERS; (2) APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN; AND (3) RECOMMENDED THAT STOCKHOLDERS OF LANTE TENDER THEIR SHARES INTO THE OFFER.

      The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that represents at least a majority of the outstanding Shares calculated on a fully diluted basis, which, based on the capitalization of Lante on July 16, 2002, is 23,081,513 Shares; and (2) the satisfaction of certain other conditions.

      As a condition and inducement to SBI's and the Purchaser's willingness to enter into the Acquisition Agreement, certain stockholders of Lante (each, a "Stockholder"), who own 20,787,032 Shares (which represents approximately 45% of the outstanding Shares on a fully-diluted basis), entered into a Stockholders Agreement (the "Stockholders Agreement"), dated as of July 18, 2002, with SBI and the Purchaser. Pursuant to the Stockholders Agreement, the Stockholders have agreed, subject to certain conditions, to tender their Shares into the Offer.

      Upon the terms and subject to the conditions set forth in the Offer (the "Offer Conditions"), the Purchaser will accept for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted in the Offer. The term "Expiration Date" means Midnight, Eastern Time, on August 28, 2002, unless extended, in which event the term "Expiration Date" shall mean Midnight, Eastern Time, on the latest date at which the Offer, as so extended, shall expire. The period through the Expiration Date is referred to as the "Offering Period." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after
(i) timely receipt by the Depositary of (x) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), (y) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (z) all other required documents; or (ii) tender of the Shares otherwise in accordance with provisions of the Offer to Purchase and the related Letter of Transmittal.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and, therefore, purchased) Shares validly tendered and not withdrawn, only as, if, and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. All Shares that have been tendered, but not accepted by the Purchaser for whatever reason according to the terms of the Offer, will be returned to the stockholder as promptly as practicable after the Expiration Date. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

      Subject to the applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"), and the terms and conditions of the Acquisition Agreement, the Purchaser expressly reserves the right, in its reasonable discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary, and making a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date in accordance with the publication requirements of Rule 14d-4(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Acquisition Agreement, the Purchaser may provide a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) in the event that it has not received tenders for 90% or more of the outstanding Shares during the Offering Period by immediately accepting and promptly paying for all Shares tendered during the Offering Period and making a public announcement thereof no later than 9:00 a.m., Eastern Time on the next business day after the Expiration Date in accordance with the publication requirements of Rule 14d-11(d) under the Exchange Act. Shares tendered during any subsequent offering period will be immediately accepted and promptly paid for by the

Purchaser and may not be withdrawn. Subject to the applicable regulations of the SEC and the terms of the Acquisition Agreement, the Purchaser also expressly reserves the right, in its reasonable discretion, at any time or from time to time: (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, whether or not tendered, on the occurrence of any of the conditions specified in the Offer to Purchase, and (ii) to waive any condition or otherwise amend any term or condition of the Offer, by giving oral or written notice to the Depositary of such delay, termination or amendment, and by making a public announcement thereof in accordance with the publication requirements of Rule 14d-4(d) under the Exchange Act.

      Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 30, 2002. For a withdrawal to be effective, a written notice of withdrawal or facsimile thereof must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry delivery as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the certificate numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its discretion, which determination shall be final and binding. None of SBI, the Purchaser, Lante, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date or during the subsequent offering period, if any.

      If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in the Offer.

      For most United States stockholders, the receipt of cash for Shares will generally result in the recognition of a capital gain or loss under United States federal income tax provisions. In certain circumstances, some stockholders whose Shares are purchased in the Offer or the Merger may be treated as having received an amount taxable as a distribution or dividend rather than as a capital gain or loss. Stockholders are strongly encouraged to read the Offer to Purchase for additional information regarding the United States federal tax consequences of participating in the Offer. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum United States federal income tax rate of 20% in respect of a capital asset held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

      The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

      Lante has provided its stockholder list and security position listings to the Purchaser for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee. The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer other than payments to the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase.



                                   THE INFORMATION AGENT FOR THE OFFER IS:

                                  GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                                         17 STATE STREET, 10TH FLOOR
                                           NEW YORK, NEW YORK 10004

                                BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                                  ALL OTHERS CALL TOLL FREE: (800) 947-2514


             GEORGESON SHAREHOLDER SECURITIES               THE FINANCIAL ADVISOR FOR LANTE CORPORATION IS:
                        CORPORATION
                 17 STATE STREET, 10TH FLOOR                              [WILLIAM BLAIR LOGO]
                  NEW YORK, NEW YORK 10004
                                                                         222 WEST ADAMS STREET
       BANKS AND BROKERS CALL COLLECT: (212) 440-9800                   CHICAGO, ILLINOIS 60606
          ALL OTHERS CALL TOLL FREE: (800) 445-1790               THE DEALER MANAGER FOR THE OFFER IS:


                                                    JULY 31, 2002